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(ASHFORD HOSPITALITY TRUST LOGO)

                                                                    NEWS RELEASE


Contact:  Douglas Kessler                         Tripp Sullivan
          COO and Head of Acquisitions            Corporate Communications, Inc.
          (972) 490-9600                          (615) 254-3376


                 ASHFORD HOSPITALITY TRUST TO ACQUIRE FOUR-HOTEL
                      PORTFOLIO FROM NOBLE INVESTMENT GROUP

DALLAS - (October 31, 2003) - Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has signed a definitive agreement with Noble Investment Group to acquire a four-property, 393-room portfolio of hotels for $33,850,000. The acquisition is expected to close in late November 2003.

The portfolio consists of the following Hilton and Marriott branded hotels: the Hilton Garden Inn in Jacksonville, Florida; the SpringHill Suites by Marriott in Jacksonville, Florida; the Homewood Suites in Mobile, Alabama; and the Hampton Inn in Atlanta/Lawrenceville, Georgia. Ashford intends to invest an additional $1.0 million of capital improvements into the newly built, high-quality hotels. Noble Management Group, a wholly owned management affiliate of Noble Investment Group, will continue to operate the four properties under incentive-based management agreements.

Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, said, "These four properties are an excellent addition to our expanding portfolio due to the attractive investment yield, stable markets, and strong brands. The trailing 12-month cap rate of 9.6% on this portfolio is within our target range, and is similar to our most recent transaction that we closed on earlier this month. The addition of these limited service hotels to our existing portfolio of full service properties is consistent with our diversification strategy, and will increase our total portfolio to 15 hotels containing 2,381 rooms.

"Noble is an extremely qualified owner, developer and operator in the hospitality industry and we are pleased to establish a relationship with them. We also look forward to pursuing additional opportunities together. Our investment strategy provides the flexibility to invest at all levels of the capital structure and across all hotel segments. This unique ability to offer a 'one-stop shop' for the lodging industry has opened many doors for us and has created a significant amount of interest within the industry. We continue to pursue those opportunities that will maximize our shareholder returns."

The 119-room Hilton Garden Inn in Jacksonville is located off I-95 near the intersection of Southside Boulevard and J.T Butler Boulevard - in the heart of the Deerwood Business Park.


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AHT Acquires Hotel Portfolio From Noble Investment Group
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October 31, 2003


The four-year-old property includes approximately 1,900 square feet of meeting space, a full service restaurant, an outdoor pool, and fitness room.

The 102-suite SpringHill Suites in Jacksonville was built in 2000 and is located less than one-quarter mile from the Hilton Garden Inn on Southside Boulevard also within the Deerwood Business Park. The property includes meeting space, an outdoor pool and fitness room.

The 86-room Homewood Suites in Mobile, Alabama was developed in 1998. Conveniently located approximately one mile from Mobile International Airport, the property features two-room, apartment style suites and benefits from a host of regional and multi-national companies headquartered nearby. Guest amenities include meeting space, a fitness room, outdoor pool and continental breakfast.

The 86-room Hampton Inn is located in the northeast Atlanta suburb of Lawrenceville. Situated across from Gwinnett Medical Center and a surrounding office park, the six-year-old property also provides guests convenient access to one of Atlanta's top shopping destinations - the Mall of Georgia.

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Ashford Hospitality Trust is a self-administered real estate investment trust focused exclusively on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. The Company currently owns eleven hotel properties and through its management team has experience in sourcing, underwriting, operating, repositioning, developing, selling and financing a wide variety of lodging investments. Additional information can be found on the Company's web site at www.ahtreit.com.

Founded in 1979, Noble Investment Group is one of the nation's foremost privately held, hotel ownership, management and development companies. Noble currently owns and/or manages 21 hotels with 2,800 rooms together with 41 hotels with 6,044 rooms operated by Alliance Hospitality Management, a majority owned affiliate of Noble Investment Group. Noble's development arm, Stormont Noble Development, and its predecessors have developed nearly $700 million in preeminent hospitality projects representing close to 5,500 rooms and 300,000 square feet of convention and meeting space. Noble has an active development pipeline in both the public and private sectors, is a strategic acquirer of hotels and also targets relationships in which the company can provide third-party hotel and conference center management. Additional information can be found on Noble's web site at www.nobleinvestment.com.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the expectation that the transaction will close in October 2003, the impact of the transaction on our business and future financial condition, our business and investment strategy; our understanding of our competition and current market trends and opportunities and projected capital

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AHT Acquires Hotel Portfolio From Noble Investment Group
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October 31, 2003


expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled "Risk Factors" in Ashford's Registration Statement on Form S-11, as amended (File Number 333-105277), and from time to time, in Ashford's other filings with the Securities and Exchange Commission. A cap rate is determined by dividing the property's annual net operating income by the purchase price. Net operating income is property's funds from operations minus a capital expense reserve of 4% of gross revenue.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.


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